PROMISSORY NOTE

Borrower:     Mega Media Group, Inc of 1122 Coney Island Avenue, Brooklyn, NY 11230

Lender:         Eugene Khavinson

Principal Amount:  $75,000.00

1.
FOR VALUE RECEIVED, Mega Media Group, Inc. promises to pay to Eugene Khavinson at such address as may be provided in writing to Mega Media Group, Inc., the principal sum of Seventy Five thousand ( $75,000.00 ) USD, with interest payable on the unpaid principal at the rate of 9.00 percent per annum, calculated yearly not in advance.

2.	This Note will be repaid in full 2 months from the execution of this Note.

3.	At any time while not in default under this Note, Mega Media Group, Inc. may pay the outstanding balance then owing under this Note to Eugene Khavinson without further bonus or penalty.

4.	This Note will be construed in accordance with and governed by the laws of the State of New York and secured by all the account receivable of the company.

5.
All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Eugene Khavinson in enforcing this Note as a result of any default by Mega Media Group, Inc., will be added to the principal then outstanding and will immediately be paid by Mega Media Group, Inc.

6.
This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Mega Media Group, Inc. and Danny Vinokur. Mega Media Group, Inc. waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF Mega Media Group, Inc. has duly affixed its Signature by a duly authorized officer under seal on this 12th day of May 2008.

SIGNED, SEALED AND DELIVERED this 12th day of May, 2008 in the presence of
/s/ Svetlana Aronov WITNESS SVETLANA ARONOV Notary Public, State of New York No. 01AR6115798 Qualified in Queens County Commission Expires August 2, 2008	/s/ Alex Shvarts (SEAL) Mega Media Group